Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports Fourth Quarter Results

Names New Chief Financial Officer

Smithfield, Virginia (June 7, 2007)—Smithfield Foods, Inc. (NYSE: SFD) announced today that income from continuing operations for the fourth quarter was $39.9 million, or $.35 per diluted share, versus income from continuing operations last year of $6.3 million, or $.06 per diluted share. Sales were $3.1 billion versus $2.7 billion a year ago.

In the current quarter, Smithfield incurred a pretax charge of $8.2 million, or $.04 per diluted share, to impair the value of certain assets within the beef segment. Also in the current quarter, certain foreign tax benefits resulted in a decrease in the company’s annual tax rate, which reduced income taxes for the quarter by $5.7 million, or $.05 per diluted share. Last year’s fourth quarter included pretax charges of $10.0 million, or $.05 per diluted share, related to the ongoing restructuring of the company’s east coast pork processing operations.

Net income for the quarter, including Quik-to-Fix Foods and Smithfield Bioenergy, which are classified as discontinued operations, was $37.0 million, or $.33 per diluted share, versus $1.1 million, or $.01 per diluted share, in the previous year. During the fourth quarter, the company decided to sell its bioenergy operations and assets. In addition, the company recognized a loss of $1.8 million, net of tax, on the post-closing settlement of the sale of Quik-to-Fix.

Following are the company’s sales and operating profit for continuing operations by segment:

	13 Weeks Ended		52 Weeks Ended
	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
Sales
Pork	$2,059.2	$1,727.5	$7,933.9	$7,300.6
Beef	679.9	591.4	2,574.7	2,599.0
International	217.2	257.7	954.6	1,127.4
Hog Production	436.4	412.2	1,787.0	1,801.3
Other	28.2	33.3	132.3	149.2

	3,420.9	3,022.1	13,382.5	12,977.5
Intersegment	(359.7)	(346.7)	(1,471.4)	(1,573.9)

Total Sales	$3,061.2	$2,675.4	$11,911.1	$11,403.6

Operating Profit
Pork	$81.1	$22.2	$228.0	$153.0
Beef	(6.5)	(7.8)	5.7	(2.8)
International	6.2	(10.7)	38.3	(15.7)
Hog Production	40.6	47.3	211.4	330.0
Other	6.9	7.0	40.9	37.8
Corporate	(33.5)	(9.8)	(96.2)	(74.6)

Total Operating Profit	94.8	48.2	428.1	427.7
Interest Expense	(47.7)	(38.7)	(175.4)	(148.6)

Income from Continuing Operations before Income Taxes	$47.1	$9.5	$252.7	$279.1

Fourth Quarter Results

Substantially improved margins in both packaged meats and fresh pork produced considerable gains in the Pork segment. Packaged meats volume grew 31 percent, primarily the result of the contributions of Armour-Eckrich, acquired in October 2006. Some important product categories, such as pre-cooked bacon, lunch meats, smoked sausage and dry sausage, had growth of virtually double the prior year.

Beef processing margins improved significantly versus a loss a year ago, in spite of limited exports and a shortage of cattle. However, beef processing earnings were more than offset by losses in the company’s cattle feeding operations which were depressed by severe winter weather, higher grain prices and higher-priced feeder cattle purchased earlier this year.

International segment operations achieved a strong turnaround compared to a loss last year. Packaged meats volume increased 26 percent when the results of Jean Caby, which was contributed to Groupe Smithfield in August 2006, are excluded. Groupe Smithfield continued its strong earnings performance and Poland was profitable versus a loss last year. Romania experienced only a modest loss due to lower volume levels as the business ramps up.

Hog production results were below a year ago due to higher raising costs and the impact of circovirus. Raising costs in the U.S. averaged $46 per hundredweight versus $40 per hundredweight last year. The company marketed nine percent fewer head domestically in this quarter versus the same quarter last year. The company is receiving a greater supply of vaccine and is making substantial progress in increasing production levels. Live hog market prices in the U.S. averaged $47 per hundredweight compared with $42 per hundredweight last year.

Results in Smithfield Foods’ Other segment were below those of last year because of higher raising costs in the company’s turkey growout operations versus favorable market conditions for live turkeys last year. The lower results in growout operations were somewhat offset by higher volume and cost reductions in processing operations at Butterball, LLC, the company’s 49 percent-owned joint venture.

Full Year Results

For fiscal 2007, the company reported income from continuing operations of $188.4 million, or $1.68 per diluted share, versus $185.2 million, or $1.65 per diluted share, last year. Net income was $166.8 million, or $1.49 per diluted share, versus net income last year of $172.7 million, or $1.54 per diluted share. Sales were $11.9 billion compared to $11.4 billion in the prior year. Fiscal 2007 results include pretax charges of $12.4 million, or $.07 per diluted share, for impairments in the beef segment and the company’s investment in hog production operations in Brazil. Prior fiscal year results include pretax charges totaling $26.3 million, or $.14 per diluted share, in connection with the restructuring of east coast pork processing operations.

Pork segment earnings were above those of last year, reflecting the prior year’s restructuring charges, the successful integration of Armour-Eckrich and higher margins in fresh pork and packaged meats. The contribution of Armour-Eckrich grew packaged meats volume by 20 percent. Sales volume to the retail and foodservice channels experienced strong growth. The company continued to expand packaged meats margins through a plan to improve product mix to higher value-added products, rationalize plant capacities and lower costs.

Beef processing achieved earnings well above a year ago in spite of unfavorable industry conditions and the $8.2 million impairment charge. These results were partially offset by cattle feeding losses.

International profitability, compared to a loss last year, reflected improvement in all aspects of the company’s European operations. Groupe Smithfield, the 50/50 joint venture with Oaktree Capital Management established with the acquisition of the Sara Lee European Meats business last August, has been showing consistently strong margin performance. Poland continued its earnings turnaround and remained solidly profitable while Romania, which successfully reopened an idle pork processing plant in November, was also profitable in spite of startup costs.

Hog production results were well below last year as raising costs increased. As a result of the impact of circovirus, the number of head marketed domestically fell six percent. Live hog market prices domestically averaged almost $48 per hundredweight versus $46 in the prior year. Raising costs in the U.S. were $43 per hundredweight versus $39 per hundredweight last year. The company is building sow herds in Poland and Romania at a rapid pace.

Butterball, LLC turkey processing results were well above a year ago. However, turkey production results were depressed by higher grain prices and earnings were sharply lower than last year. Combined turkey operating results were improved over last year.

The company completed the acquisition of Premium Standard Farms, a vertically integrated hog producer and pork processor, on May 7. Smithfield is in the final phase of evaluating the assimilation process and anticipates synergies to begin in the first quarter of fiscal 2008.

“Considering the negative impact of increased grain prices on all of our live production operations, I am very pleased with the results for the fourth quarter and the full fiscal year, particularly the international and pork segments,” said C. Larry Pope, president and chief executive officer.

“The acquisitions that we made this past year have been immediately accretive to earnings. We are reshaping the company through integrating these acquisitions, both branded packaged meats businesses, and executing a strategy to realign and rationalize our manufacturing capacities,” said Mr. Pope. “We have maintained our focus on utilizing our raw materials internally and eliminating low margin business and the fourth quarter reflects the impact of these changes. Our international operations are beginning to deliver significantly improved results and our domestic packaged meats margins are sharply improved.”

Mr. Pope continued, “Our investments in Poland and Romania are part of a long-term strategy. While near-term results are modest and just beginning to bear fruit, we expect continually improving results as these businesses mature and achieve economies of scale. We believe these hog production and meat processing operations have strategic competitive advantages not only in their respective domestic markets, but also across Western and Eastern Europe.”

Mr. Pope said that Smithfield continues to evaluate manufacturing operations to drive out significant costs and become a low-cost, highly-efficient producer. “We plan additional changes to realign capacity. Our strategy is to invest in new technologies and processes to improve operating efficiencies and enable our packaged meats business to become a much stronger component of our profits,” he said.

“Looking forward, in spite of the anticipated increase in grain costs, I am very optimistic about the future. Grain prices, as well as increases in freight and energy costs, are impacting our operations,” Mr. Pope said. “However, we are raising prices in an effort to offset these costs and we are focusing on driving out inefficiencies. The opening of the Korean market to United States beef exports and the continued opening of the Japan market is good news for our beef processing business. Cattle feeding should have a much better year and we are seeing improvement in our hog production operations from use of the circovirus vaccine. Importantly, I expect continued improvement in our packaged meats margins. All of this bodes well for the company, in spite of rising input costs. Fiscal 2008 should be a stronger year than fiscal 2007,” he said.

Smithfield Foods Names Carey J. Dubois Chief Financial Officer

Smithfield Foods today named Carey J. Dubois vice president and chief financial officer, effective July 1. Mr. Dubois has been treasurer of Smithfield since 2005. Over the past two decades, Mr. Dubois, 47 years old, has held financial positions at Bunge Limited, Pepsi Bottling Group, Joseph E. Seagram and Sons, and Louis Dreyfus Corporation. “Carey has made significant contributions to our team while we have made several major acquisitions. His international expertise has been invaluable as we have established important new businesses in Europe,” said Mr. Pope. “His financial acumen will make a difference at Smithfield.” Mr. Dubois succeeds Robert W. Manly IV, executive vice president, who has been serving as interim chief financial officer.

With sales of $12 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		52 Weeks Ended
	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
Sales	$3,061.2	$2,675.4	$11,911.1	$11,403.6
Cost of sales	2,759.0	2,468.9	10,776.3	10,311.3

Gross profit	302.2	206.5	1,134.8	1,092.3
Selling, general and administrative expenses	206.1	152.2	745.6	673.8
Interest expense	47.7	38.7	175.4	148.6
Equity in income of affiliates	1.3	6.1	(38.9)	(9.2)

Income from continuing operations before income taxes	47.1	9.5	252.7	279.1
Income taxes	7.2	3.2	64.3	93.9

Income from continuing operations	39.9	6.3	188.4	185.2
Loss from discontinued operations, net of tax	(1.1)	(5.2)	(9.5)	(12.5)
Loss on sale of discontinued operations, net of tax	(1.8)	—	(12.1)	—

Net income	$37.0	$1.1	$166.8	$172.7

Income per share:
Basic:
Continuing operations	$.36	$.06	$1.68	$1.66
Discontinued operations	(.03)	(.05)	(.19)	(.11)

Net income	$.33	$.01	$1.49	$1.55

Diluted:
Continuing operations	$.35	$.06	$1.68	$1.65
Discontinued operations	(.02)	(.05)	(.19)	(.11)

Net income	$.33	$.01	$1.49	$1.54

Weighted average shares outstanding:
Basic	112.3	111.1	111.7	111.1
Diluted	112.5	112.0	111.9	112.0